Exhibit 99.1

Marathon Petroleum Reports Fourth Quarter and Full-Year Results

•	Strong full-year 2011 performance, with net income of $2.4 billion, or $6.67 per diluted share up from $1.74 for 2010

•	Strong financial position with cash-adjusted debt-to-capital ratio of 2 percent

•	Net loss of $75 million or $0.21 per diluted share for fourth quarter 2011 down from net income of $0.64 per diluted share for the fourth quarter 2010

•	Detroit Heavy Oil Upgrade Project on budget and on schedule

•	Company announces strategic initiatives to enhance shareholder value

FINDLAY, Ohio, Feb. 1, 2012 – Marathon Petroleum Corporation (NYSE:MPC) today reported a fourth quarter net loss of $75 million, or $0.21 per diluted share, compared with net income of $230 million, or $0.64 per diluted share, in the fourth quarter of 2010.

MPC reported full-year 2011 net income of $2.39 billion, or $6.67 per diluted share, compared with net income of $623 million, or $1.74 per diluted share, in 2010.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per diluted share data)	2011	2010	2011	2010
Net income (loss)	$(75)	$230	$2,389	$623
Adjustments for special items (net of taxes):
Impairments	—	—	—	17
Pension settlement	—	3	—	3
Income tax law changes	—	—	17	26

Net income (loss) adjusted for special items (a)	$(75)	$233	$2,406	$669

Net income (loss) – per diluted share	$(.21)	$0.64	$6.67	$1.74
Adjusted net income (loss) – per diluted share	$(.21)	$0.65	$6.72	$1.87
Weighted average shares – diluted	356	358	357	358
Revenues and other income	$19,441	$17,461	$78,759	$62,605

(a)	Net income (loss) adjusted for special items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for net income (loss) as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of net income (loss) adjusted for special items.

“MPC performed very well financially and operationally in 2011, and also successfully completed the spin-off from Marathon Oil Corporation on June 30. Net income of $2.4 billion exceeded any of the previous four years,” said MPC President and Chief Executive Officer Gary R. Heminger. “Our capabilities are built around a strategy of using our six-refinery network and logistics system to optimize the mix of our refinery inputs and capture the highest value for the refined products we produce in our plants.

“At the same time, 2011 was a year in which the impact of changing crude supply patterns and the volatile nature of crude oil prices was pronounced. We saw several factors that affected the fourth quarter to cause a small loss for MPC. The fourth quarter 2011 results were impacted primarily by the rapid increase in the price of West Texas Intermediate (WTI) crude oil,” Heminger pointed out.

Partially offsetting the challenges in the refining business in the fourth quarter of 2011, the company’s retail segment, Speedway, performed very well. Speedway segment income of $73 million exceeded fourth quarter 2010 by $8 million even though the fourth quarter 2010 included two months of income from the 166 convenience stores sold Dec. 1, 2010.

“I’m very pleased with our 2011 performance,” Heminger added. “In addition to the strong financial performance, our employees maintained an excellent safety record, and our Detroit Heavy Oil Upgrade Project (DHOUP) ended the year on budget and slightly ahead of schedule. As we begin 2012, our first full calendar year of operations as an independent company, we have much to be proud of and much to look forward to, including completion of DHOUP, which represents $370 million of our planned $1.4 billion of capital spending in 2012.

“Our separate announcements earlier today of a share repurchase authorization and plans to evaluate strategic alternatives relative to our midstream assets further demonstrate our commitment to pursuing opportunities to create near and long-term value for our shareholders,” stated Heminger.

“Just one month after our separation from Marathon Oil and listing as a stand-alone public company, we announced our first quarterly dividend,” Heminger added. “One quarter later, we announced our second quarterly dividend, which included a 25 percent increase in the payout to shareholders. Today’s announcements follow that theme and are consistent with our commitment to balance internal and external investment with return of capital and regular sharing of the success of the business with our shareholders. We will continue to carefully manage our liquidity and capital to support our investment-grade credit profile, while remaining focused on the returns of our shareholders.”

Segment Results

Total income from operations was a loss of $158 million in the fourth quarter and income of $3.75 billion for the full-year 2011, compared with income of $351 million and $1.01 billion in the fourth quarter and full-year 2010, respectively.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions)	2011	2010	2011	2010
Income (loss) from Operations
Segments:
Refining & Marketing	$(182)	$303	$3,591	$800
Speedway	73	65	271	293
Pipeline Transportation	38	52	199	183
Items not allocated to segments:
Corporate and other unallocated items	(87)	(69)	(316)	(236)
Impairments	—	—	—	(29)

Income (loss) from operations	$(158)	$351	$3,745	$1,011

Refining & Marketing

Refining & Marketing segment income from operations was a loss of $182 million in the fourth quarter and income of $3.59 billion for the full-year 2011, compared with income of $303 million and $800 million in the fourth quarter and full-year 2010, respectively.

The $485 million decrease in Refining & Marketing segment income from operations in fourth quarter 2011 as compared to fourth quarter 2010 was primarily the result of a sharply lower refining and marketing gross margin, which decreased to $0.39 per barrel in the fourth quarter 2011 from $3.64 per barrel in the fourth quarter 2010. The main factors contributing to the decrease in the gross margin were unfavorable crude oil acquisition costs and lower crack spreads.

The $2.79 billion increase in Refining & Marketing segment income from operations in 2011 as compared to 2010 was primarily the result of a higher refining and marketing gross margin, which increased to $7.75 per barrel in 2011 from $2.81 per barrel in 2010. The main factors contributing to the increased gross margin were favorable crude oil acquisition costs and higher crack spreads during the first nine months of 2011. The favorable crude oil acquisition costs resulted primarily from relatively wider differentials between WTI and other light sweet crudes, such as Light Louisiana Sweet (LLS). In addition, the Chicago and U.S. Gulf Coast (USGC) LLS 6-3-2-1 blended crack spread increased in 2011 by $0.71 per barrel, compared to 2010.

As of Dec. 31, 2011, DHOUP was 85 percent complete and remains on budget and on schedule to complete construction in the third quarter of 2012. Immediately following the completion of construction, there will be a 70-day turnaround with the expanded refinery anticipated to be online by year end.

	Three Months Ended		Year Ended
	December 31		December 31
(mbpd = thousand barrels per day)	2011	2010	2011	2010
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,195	1,195	1,177	1,173
Other charge & blend stocks	176	205	181	162

Total	1,371	1,400	1,358	1,335
Refined product sales volume (mbpd)	1,611	1,675	1,581	1,573
Refining & Marketing gross margin ($/barrel)(a)	$0.39	$3.64	$7.75	$2.81

(a)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by Refining & Marketing segment refined product sales volumes.

Speedway

Speedway segment income from operations was $73 million in the fourth quarter and $271 million for full-year 2011, compared to $65 million in the fourth quarter 2010 and $293 million for full-year 2010.

The $8 million increase in Speedway fourth quarter 2011 segment income from operations as compared to fourth quarter 2010 was primarily the result of a higher gasoline and distillate gross margin and a higher merchandise gross margin. This was partially offset by the absence of income from operations attributable to the sale of 166 convenience stores that were part of the Dec. 1, 2010 Minnesota asset disposition and by higher operating expenses. Speedway gasoline and distillate gross margin per gallon averaged 14 cents in the fourth quarter 2011 compared to 12.48 cents in the fourth quarter 2010.

The $22 million decrease in Speedway 2011 segment income from operations as compared to 2010 was primarily attributable to the sale of the Minnesota assets and increased operating expenses, partially offset by a higher gasoline and distillate gross margin and a higher merchandise gross margin. Speedway gasoline and distillate gross margin per gallon averaged 13.08 cents in 2011 compared to 12.07 cents in 2010.

Same-store gasoline sales volume at Speedway decreased 0.4 percent in the fourth quarter and 1.7 percent for the full-year 2011, compared to increases of 0.9 percent in the fourth quarter and 3.0 percent for full-year 2010. Higher average gasoline retail prices in 2011 contributed to lower overall gasoline demand and to the decline in same-store sales volumes.

Speedway same-store merchandise sales increased 0.7 percent in the fourth quarter and 1.1 percent for the full-year 2011, compared to increases of 3.8 percent in the fourth quarter and 4.4 percent for the full-year 2010.

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Key Speedway Statistics
Gasoline and distillate sales (million gallons)	745	800	2,938	3,300
Gasoline and distillate gross margin ($/gallon)(a)	$0.1400	$0.1248	$0.1308	$0.1207
Merchandise sales (in millions)	$721	$765	$2,924	$3,195
Merchandise gross margin (in millions)	$183	$189	$719	$789
Convenience stores at period end	1,371	1,358
Same-store gasoline sales volume (period over period)	(0.4)%	0.9%	(1.7)%	3.0%
Same-store merchandise sales $ (period over period)	0.7%	3.8%	1.1%	4.4%

(a)

The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillate sales volumes.

Pipeline Transportation

Pipeline Transportation segment income from operations of $38 million in the fourth quarter and $199 million for full-year 2011 was $14 million lower than the fourth quarter and $16 million higher than the full-year 2010. The decrease in the fourth quarter 2011 compared to fourth quarter 2010 was primarily due to a decrease in earnings from equity affiliates and higher operating costs. The increase in full-year 2011 segment income from operations compared to 2010 primarily resulted from lower non-routine maintenance and impairment expenses, partially offset by a reduction in equity affiliate earnings.

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Key Pipeline Transportation Statistics
Pipeline barrels handled (mbpd)(a)
Crude oil trunk lines	1,137	1,185	1,184	1,204
Refined product trunk lines	1,007	1,133	1,031	968

Total	2,144	2,318	2,215	2,172

(a)	On owned common carrier pipelines, excluding equity method investments.

Corporate Items

Corporate and other unallocated items increased $18 million in the fourth quarter 2011 to $87 million and increased $80 million for full-year 2011 to $316 million, compared with the same periods of 2010. The increases are primarily due to higher information technology, employee benefits and other administrative expenses, partially resulting from costs associated with being a stand-alone public company.

Strong Financial Position and Liquidity

As of Dec. 31, 2011, the company had $3.1 billion of cash and cash equivalents, an unused $2 billion revolving credit facility and an approximately $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide the company with significant flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to investors. As of Dec. 31, 2011, the company’s strong financial position was reflected in a cash-adjusted debt-to-capital ratio of 2 percent.

Conference Call

At 10 a.m. EST today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2011 Fourth Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Wednesday, Feb. 15. Financial information, including the earnings release and other investor-related material, will also be available online at http://ir.marathonpetroleum.com by clicking on “Quarterly Investor Packet.”

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About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner with a crude capacity of approximately 1.2 million barrels per day in its six-refinery system. Marathon brand gasoline is sold through more than 5,000 independently owned locations across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth largest convenience store chain, with approximately 1,375 locations in seven states. MPC also owns, operates, leases or has ownership interest in approximately 9,400 miles of pipeline. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421- 2703

Robert Calmus (419) 421- 3127

In addition to net income (loss) determined in accordance with GAAP, MPC has provided supplemental “net income (loss) adjusted for special items,” a non-GAAP financial measure that facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP net income (loss) and “net income (loss) adjusted for special items” is provided in a table on page 1 of this release. “Net income (loss) adjusted for special items” should not be considered a substitute for net income (loss) as reported in accordance with GAAP. We believe certain investors use “net income (loss) adjusted for special items” to evaluate MPC’s financial performance between periods. Management also uses “net income (loss) adjusted for special items” to compare MPC’s performance to certain competitors.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MPC’s current expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; changes in governmental regulations; transportation logistics; the availability of materials and labor, delays in obtaining necessary third-party approvals, and other risks customary to construction projects; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our stock repurchase program, including the timing and amounts of any common stock repurchases; the risk that the midstream asset evaluation may not result in the pursuit or consummation of any transaction; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10 could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10 are available on the SEC website, at http://www.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(In millions, except per share data)	2011	2010	2011	2010
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$19,418	$17,417	$78,583	$62,387
Sales to related parties	2	16	55	100
Income from equity method investments	9	14	50	70
Net gain on disposal of assets	2	3	12	11
Other income	10	11	59	37

Total revenues and other income	19,441	17,461	78,759	62,605
Costs and expenses:
Cost of revenues (excludes items below)	17,641	14,362	65,748	51,685
Purchases from related parties	70	876	1,916	2,593
Consumer excise taxes	1,307	1,337	5,114	5,208
Depreciation and amortization	230	218	891	941
Selling, general and administrative expenses	302	260	1,106	920
Other taxes	49	57	239	247

Total costs and expenses	19,599	17,110	75,014	61,594

Income (loss) from operations	(158)	351	3,745	1,011
Related party net interest and other financial income	—	13	35	24
Net interest and other financial income (costs)	(22)	(3)	(61)	(12)

Income (loss) before income taxes	(180)	361	3,719	1,023
Provision (benefit) for income taxes	(105)	131	1,330	400

Net income (loss)	$(75)	$230	$2,389	$623

Per share data
Basic:
Net income (loss)	$(0.21)	$0.64	$6.70	$1.75
Diluted:
Net income (loss)	$(0.21)	$0.64	$6.67	$1.74
Dividends paid	$0.25	$—	$0.45	$—
Weighted average shares: (a)
Basic	356	356	356	356
Diluted	356	358	357	358

(a)

For comparative purposes, it has been assumed that the 356 million (basic) and 358 million (diluted) shares outstanding as of the June 30, 2011 spin-off date were also outstanding for each of the periods presented prior to the spin-off date.

Supplemental Statistics (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(Dollars in millions)	2011	2010	2011	2010
Income (loss) from Operations
Segments:
Refining & Marketing	$(182)	$303	$3,591	$800
Speedway	73	65	271	293
Pipeline Transportation	38	52	199	183
Items not allocated to segments:
Corporate and other unallocated items	(87)	(69)	(316)	(236)
Impairments	—	—	—	(29)

Income (loss) from operations	(158)	351	3,745	1,011
Net interest and other financial income (costs)	(22)	10	(26)	12

Income (loss) before income taxes	(180)	361	3,719	1,023
Income tax provision (benefit)	(105)	131	1,330	400

Net income (loss)	$(75)	$230	$2,389	$623

Capital Expenditures and Investments(a)
Refining & Marketing	$300	$248	$900	$961
Speedway (b)	43	51	164	84
Pipeline Transportation	52	9	121	24
Other (c)	34	29	138	104

Total	$429	$337	$1,323	$1,173

(a)	Capital expenditures include changes in capital accruals.
(b)	Includes $74 million acquisition of 23 convenience stores in May 2011.
(c)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
MPC Consolidated Refined Product Sales	1,630	1,691	1,599	1,585
Volumes (thousand barrels per day (“mbpd”))(a)
Refining & Marketing (“R&M”) Operating Statistics
Refinery throughputs (mbpd):
Crude oil refined	1,195	1,195	1,177	1,173
Other charge and blend stocks	176	205	181	162

Total	1,371	1,400	1,358	1,335
Crude oil capacity utilization %(b)	105	103	103	99
Refined product yields (mbpd):
Gasoline	754	786	739	726
Distillates	462	461	433	409
Propane	26	25	25	24
Feedstocks and special products	80	62	109	97
Heavy fuel oil	24	22	21	24
Asphalt	53	68	56	76

Total	1,399	1,424	1,383	1,356
R&M refined products sales volumes (mbpd)(c)	1,611	1,675	1,581	1,573
R&M gross margin ($/barrel)(d)	$0.39	$3.64	$7.75	$2.81
Direct operating costs in R&M gross margin ($/barrel)(e):
Planned turnaround and major maintenance	$0.87	$0.99	$0.78	$1.19
Depreciation and amortization	1.30	1.21	1.29	1.32
Other manufacturing(f)	3.10	2.91	3.16	3.32

Total	$5.27	$5.11	$5.23	$5.83
Speedway Operating Statistics
Convenience stores at period end	1,371	1,358
Gasoline and distillates sales (million gallons)	745	800	2,938	3,300
Gasoline and distillates gross margin ($/gallon)(g)	$0.1400	$0.1248	$0.1308	$0.1207
Merchandise sales ($ millions)	$721	$765	$2,924	$3,195
Merchandise gross margin ($ millions)	$183	$189	$719	$789
Pipeline Transportation Operating Statistics
Pipeline barrels handled (mbpd)(h):
Crude oil trunk lines	1,137	1,185	1,184	1,204
Refined product trunk lines	1,007	1,133	1,031	968

Total	2,144	2,318	2,215	2,172

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Based on calendar day capacity.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by R&M segment refined product sales volumes.
(e)	Per barrel of total refinery throughputs.

(f)	Includes utilities, labor, routine maintenance and other operating costs.
(g)	The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillate sales volumes.
(h)	On owned common carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(Dollars in millions)	2011	2010	2011	2010
Segment EBITDA (a)
Refining & Marketing	$2	$481	$4,309	$1,539
Speedway	101	93	381	404
Pipeline Transportation	49	64	244	245

Total Segment EBITDA(a)	152	638	4,934	2,188
Total segment depreciation & amortization	223	218	873	912
Items not allocated to segments:
Corporate and other unallocated items	(87)	(69)	(316)	(236)
Impairments	—	—	—	(29)

Income (loss) from operations	(158)	351	3,745	1,011
Net interest and other financial income (costs)	(22)	10	(26)	12

Income (loss) before income taxes	(180)	361	3,719	1,023
Income tax provision (benefit)	(105)	131	1,330	400

Net (loss) income	$(75)	$230	$2,389	$623

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income (loss), income (loss) before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Balance Sheet Data (Unaudited)

(Dollars in millions)	December 31, 2011	September 30, 2011
Total debt(a)	$3,307	$3,299
Cash and cash equivalents	3,079	2,957

Debt minus cash	$228	$342

Stockholders’ equity	$9,505	$10,049
Cash-adjusted debt-to-capital ratio	2%	3%

(a)	Includes long-term debt due within one year.